Exhibit 99.2

News Release

Analyst and Media Contact:

Dan Meziere

(972) 855-3729

Atmos Energy Corporation Announces Retirement of John S. McDill and

Appointment of Jeff D. Martinez to Senior Vice President, Utility Operations

DALLAS (August 10, 2026) - Atmos Energy Corporation (NYSE: ATO) announced today that John S. McDill, currently Senior Vice President, Utility Operations, will retire in early 2027 after a distinguished career with the Company. He will serve in his current role and on the company’s Management Committee until his retirement.

Mr. McDill joined Atmos Energy in 2002 and assumed his current role in October 2021. “John has held key leadership positions across the company throughout his career and will leave a lasting positive influence upon Atmos Energy. We are greatly appreciative for John’s dedication and contributions to Atmos Energy, our employees, customers, communities, and the natural gas industry,” said Kevin Akers, President and Chief Executive Officer.

The Company’s Board of Directors has appointed Jeff D. Martinez to the position of Senior Vice President, Utility Operations, effective October 1, 2026. In his new role, Mr. Martinez will join the company’s Management Committee, reporting to Kevin Akers, President and Chief Executive Officer.

Mr. Martinez has served as President of the Mid-Tex Division since December 2023. Prior to that, he served in several other management positions, including President of Atmos Pipeline – Texas, Vice President, Customer Service Organization, and Vice President of Operations in the Mid-Tex Division.

“Jeff and John have worked closely together in various roles throughout their careers and will continue to do so for a smooth transition,” said Akers.

About Atmos Energy

Atmos Energy Corporation, a natural gas-only distributor, is an S&P 500 company headquartered in Dallas. We safely deliver reliable, efficient, and abundant natural gas to approximately 3.4 million distribution customers in over 1,400 communities across eight states located primarily in the South. As part of our vision to be the safest provider of natural gas services, we are modernizing our business and infrastructure while continuing to invest in safety, innovation, environmental sustainability, and our communities. Atmos Energy manages proprietary pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. Find us online at http://www.atmosenergy.com, Facebook, Twitter, Instagram and YouTube.